As filed with the Securities and Exchange Commission on March 12, 1997

                                              Registration No. 333-__________

                         SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, DC  20549
                        ------------------------------------

                                      FORM S-8
                               REGISTRATION STATEMENT
                         UNDER THE SECURITIES ACT OF 1933
                        ------------------------------------

                             WESTMARK GROUP HOLDINGS, INC.
                (Exact name of Registrant as specified in its charter)

       DELAWARE                                                13-3784149
(State or other jurisdiction                               (I.R.S. Employer
of incorporation or organization)                       Identification Number)


                355 N.E. Fifth Avenue, Delray Beach, Florida 33483
                     (Address of Principal Executive Offices)

                   COMPENSATION AGREEMENT OF JOHN HOPKINS
                                 (full title of plan)


                                    Mark Schaftlein
                                 355 N.E. Fifth Avenue
                              Delray Beach, Florida 33483
                                      561/243-8010
                    (Name, address and telephone number of agent for service)
                                   -----------------
                                          COPY TO:
                                   Cassidy & Associates
                                    1504 R Street, N.W.
                                  Washington, D.C. 20009
                                        202/387-5400
                                    -----------------

                               CALCULATION OF REGISTRATION FEE

                                                         Proposed               Maximum
Title of Securities                                      Maximum                Aggregate            Amount of
to be Registered                Amount being             Offering Price         Offering             Registration
Registered (1)                  Registered               Per Share              Price                Fee
Common Stock                    15,000                   $.91                   $13,650              $100
$.001 par value
per share

(1)   Pursuant to Rule 416 under the Securities Act of
1933, as amended, the number of shares of the issuer's
Common Stock registered hereunder will be adjusted in the event of stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457, on the basis of the average of $.937 and $.875, the high and low price, respectively, of the Common Stock as reported by the Nasdaq SmallCap Market on March 7, 1997.

                                            PART I

                  INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

                                   WESTMARK GROUP HOLDINGS, INC.

                        15,000 Shares of Common Stock, $.001 par value
                          Issued Pursuant to a Compensation Agreement


         This Prospectus is a part of a registration statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission (the
"Commission") under the Securities Act of 1933, as amended by Westmark Group Holdings, Inc. (the "Company" or the "Registrant"). This Prospectus does not contain all the information set forth in the Registration
Statement, including the exhibits filed as part thereof and otherwise incorporated therein to which reference is hereby made. Copies of the Registration Statement and the exhibits may be inspected at the offices of the Commission, and may be obtained from the Public Reference
Section of the Commission at 450 Fifth Street, N.W.,
Washington, D.C. 20549 upon payment of the prescribed fees.

         The compensation agreement, together with the information contained in Items 1 and 2 of Part I hereof and the documents incorporated by reference in Item 3 of
Part II of the Registration Statement, taken together, are intended to constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended, and Rule 428 of the General Rules and Regulations of the Commission thereunder.

         The Company's Common Stock is quoted on the Nasdaq
SmallCap Market under the symbol "WGHI".  On March 7,
1997, the average high and low price for the Common Stock was $0.91 per share.


ITEM 1.  PLAN INFORMATION

         The 15,000 shares of the Company's common stock, $.001 par value per share, to which this Registration
Statement relates are being issued pursuant to a compensation agreement (the "Agreement") with John
Hopkins (the "Consultant") for services rendered for the Company by the Consultant. The Agreement is filed as part of this Registration Statement as an exhibit.

         The common stock registered hereby (the "Common
Stock") is not subject to any provisions of the Employee
Retirement Income Security Act of 1974. The Common Stock is treasury stock, and no shares thereof will be purchased in the open market by the Registrant. There are no restrictions imposed upon the Consultants in the resale of the Common Stock within the United States except those imposed by Federal or state securities laws and regulations. The receipt of the Common Stock may be considered income and may give rise to Federal and state income taxation for the Consultant, who is advised to consult with an advisor concerning taxation arising from receipt of the Common Stock. The Registrant anticipates that it will have a corresponding deduction for income tax purposes as compensation paid to the Consultant.

         Any person to whom the securities will be issued under this Registration Statement may receive additional information concerning the Company, the Agreement, this Registration Statement or other information, without charge, upon written or oral request made to Westmark
Group Holdings, Inc., 355 N.E. Fifth Avenue, Delray
Beach, Florida 33483, telephone number 561/243-8010.


ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL
              INFORMATION

        The Company will provide without charge to each person to whom a Prospectus is deliverd, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference as specified in Item 3 of Part II of the Registration Statement of which this Prospectus forms a part exclusive of exhibits thereto unless such exhibits are specifically incorporated by reference into the information that has been incorporated into this Prospectus and any other documents required to be delivered pursuant to Rule
428(b) of the General Rules and Regulations of the Commission. Requests for any of the foregoing should be directed to Mark Schaftlein, Westmark Group Holdings,
Inc., 355 N.E. Fifth Avenue, Delray Beach, Florida 33483,
561/243-8010.



THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE PASSED
COMMISSION UPON THE ACCURACY OR ADEQUACY OF THIS
PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A
CRIMINAL OFFENSE.


         No person has been authorized to give any information or to make any representations in connection with the offering described herein other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the issuer or any other person.
This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares of Common Stock to which it relates, or any offer of such shares of Common Stock to any person in any jurisdiction in which such offer is unlawful. The delivery of this Prospectus at any time does not imply that the information contained herein is correct as of any time subsequent to such date.



                              The date of this Prospectus is March 12, 1997.

                                                 PART II


                                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

            The following documents and any and all amendments thereto filed by Westmark Group Holdings, Inc. (the "Company" or the
"Registrant") with the Securities and Exchange Commission (the
"Commission") are incorporated herein by reference:

             1. The Company's annual report on Form 10-KSB for the fiscal year ended December 31, 1995 filed with the Commission on March 29, 1996 (file number 0-18945);

             2. The Company's quarterly report on Form 10-QSB/A for the period ended March 31, 1996, filed with the Commission on June 3, 1996, the Company's quarterly report on Form 10-QSB for the period ended June 30, 1996 filed with the Commission on August 20, 1996, and the Company's quarterly report on Form 10-QSB for the period ended September 30, 1996 filed with the Commission on November 19, 1996 (file number 0-18945);

             3. Any document filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") through and subsequent to the date hereof and prior to the termination of the offering of the securities subject hereto.

ITEM 4.  DESCRIPTION OF SECURITIES

             Under the Company's Certificate of Incorporation, the authorized capital stock of the Company consists of 60 million shares, of which 50 million shares are Common Stock and 10 million shares are Preferred Stock. As of the date of this Prospectus, the Company had outstanding 5,258,698 shares of Common Stock and 118,750 shares of Series A Preferred Stock, 300,000 shares of Series B Preferred Stock, 200,000 shares of Series C Preferred Stock, 50,000 shares of Series D Preferred Stock and 130,000 shares of Series E Preferred Stock. The Company has reserved 218,483 shares for issuance upon exercise of outstanding Options, 1,671,993 shares for issuance upon exercise of Warrants, and 3,194,994 shares for issuance upon conversion of the Preferred Stock.

             The following summary description of the securities of the Company is qualified in its entirety by reference to the Certificate of Incorporation, filed as an exhibit hereto.

Common Stock

             The holders of Common Stock are entitled to one vote per share with respect to all matters required by law to be submitted to stockholders of the Company. The holders of Common Stock have the sole right to vote, except as otherwise provided by law or by the Company's Certificate of Incorporation, including provisions governing any Preferred Stock. The Common Stock does not have any cumulative voting, preemptive, subscription or conversion rights. Election of directors and other general shareholder action requires the affirmative vote of a majority of shares represented at a meeting in which a quorum is represented. The outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, validly issued, fully paid and non-assessable.

             Subject to the rights of any outstanding shares of Preferred Stock, the holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the affairs of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment or provision for all liabilities and any preferential liquidation rights of any Preferred Stock then outstanding.

Preferred Stock

             The Board of Directors is authorized, without action by the holders of the Common Stock, to provide for the issuance of the Preferred Stock in one or more series, to establish the number of shares to be included in each series and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. This includes, among other things, voting rights, conversion privileges, dividend rates, redemption rights, sinking fund provisions and liquidation rights which shall be superior to the Common Stock. The issuance of one or more series of the Preferred Stock could adversely affect the voting power of the holders of the Common
Stock and could have the effect of discouraging or making more difficult any attempt by a person or group to attain control of the Company. The Company has no present plans to issue any additional shares of Preferred Stock.

             Series A Preferred Stock. In April 1996, the Board of Directors established a series of shares setting forth the preferences, rights and limitations and authorizing the issuance of up to 200,000 shares of series A cumulative Preferred Stock ("Series A Preferred Stock"). In April 1996, an aggregate of 118,750 shares of Series A Preferred Stock were issued to unaffiliated third parties. The Series A Preferred Stock has a liquidation preference of $4 per share, plus any accrued unpaid dividends, is redeemable by the Company at a redemption price of $4 per share, plus accrued unpaid dividends to the date of redemption, after October 1, 1996 the holder can force redemption by the Company upon the same redemption terms that the Company possesses, and does not have any voting rights. The shares of Series A Preferred Stock are convertible into shares of Common Stock at the lesser of (i) $1.50 or (ii) 84% of the closing bid price on the day prior to conversion (subject to adjustment).

        Series B Preferred Stock. In April 1996, the Board of Directors established a series of shares setting forth the preferences, rights and limitations and authorizing the issuance of up to 300,000 shares of series B cumulative Preferred Stock ("Series B Preferred Stock"). In April 1996, an aggregate of 300,000 shares of Series B Preferred Stock were issued with an aggregate stated value of $600,000. The Series B Preferred Stock has a liquidation preference of $2 per share, plus any accrued unpaid dividends, is redeemable by the Company at a redemption price of $2 per share, plus accrued unpaid dividends to the date of redemption, and does not have any voting rights. The shares of Series B Preferred Stock are convertible by the holders in shares of Common Stock at the lesser of (i) $2.00 or (ii) 84% of the closing bid price on the day prior to conversion (subject to adjustment). The shares of Series B Preferred Stock automatically convert, at the above referenced conversion rate, into shares of Common Stock in April 1998.

            Series C Preferred Stock. In March 1996, the Board of Directors established a series of shares setting forth the preferences, rights and limitations and authorizing the issuance of up to 500,000 shares of series C cumulative Preferred Stock ("Series C Preferred Stock"). Effective March 1996, an aggregate of 200,000 shares of Series C Preferred Stock were issued with an aggregate stated value of $700,000. Upon the closing of the Westmark-Medical Industries Agreement, the 200,000 shares of Series C Preferred Stock will be redeemed.

            Series D Preferred Stock. In August 1996, the Board of Directors established a series of shares setting forth the preferences, rights and limitations and authorizing the issuance of up to 1,000,000 shares of series D convertible Preferred Stock ("Series D Preferred Stock"). In August 1996, an aggregate of 49,968 shares of Series D Preferred Stock were issued with an aggregate stated value of $249,840. The Series D Preferred Stock pays interest quarterly at 10% per annum. The Series D Preferred Stock has a liquidation preference of $5 per share, is redeemable by the Company and does not have any voting rights. The shares of Series D Preferred Stock are convertible by the holders in shares of Common Stock at 100% of the closing bid price on the day of conversion.

             Series E Preferred Stock. In July 1996, the Board of Directors established a series of shares setting forth the preferences, rights and limitations and authorizing the issuance of up to 130,000 shares of series E convertible Preferred Stock ("Series E Preferred Stock"). In July 1996, an aggregate of 130,00 shares of Series E Preferred Stock were issued with an aggregate stated value of $1,300,000. The 130,000 shares of Series E Preferred Stock will be converted by the holder at the price of $.45 per share, for the issuance of 2,888,889 shares of Common Stock upon the closing of the Westmark-GTB Agreement, and for purposes of this Prospectus are not deemed outstanding.

             Series F Preferred Stock. In August 1996, the Board of Directors established a series of shares setting forth the preferences, rights and limitations and authorizing the issuance of up to 1,000,000 shares of series F convertible Preferred Stock ("Series F Preferred Stock"). The Series F Preferred Stock has a liquidation preference of $5 per share, is redeemable by the Company and does not have any voting rights. The shares of Series
F Preferred Stock are convertible by the holders in shares of Common Stock at the greater of (i) $1.00 or (ii) the average closing bid price for the five days prior to conversion (subject to adjustment).

Warrants

            There are warrants outstanding authorizing the holders to purchase an aggregate of 1,671,993 shares of Common Stock, currently exercisable and expiring between one and eight years at exercise prices between $1.00 and $9.00.


Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

                      Not applicable


ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

           The Certificate of Incorporation for the Company provides that:

           A. The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

              B. The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         C. To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (A) and (B), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

            D. Any indemnification under subsections (A) and (B) (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (A) and (B). Such determination shall be made (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or
(ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iii) by the stockholders.

            E. Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized by the Certificate of Incorporation. Such expenses
(including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

              F. The indemnification and advancement of expenses provided by, or granted pursuant to, the Certificate of Incorporation shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

           G. The Company shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the Certificate of Incorporation.

            H. The indemnification and advancement of expenses provided by, or granted pursuant to, the Certificate of Incorporation shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

                      Not Applicable.


ITEM 8.  EXHIBITS

         The following exhibits are filed as part of this Registration
Statement:

              4.1*               Form of specimen Common Stock

              5.1                Opinion of Cassidy & Associates

              10.1               Westmark Group Holdings, Inc. Compensation
                                        Agreement with Consultant

              24.1               Consent of Comiskey & Company, P.C.

              24.2               Consent of Cassidy & Associates (contained in
                                        Exhibit 5.1)

              * Previously filed as an exhibit to the Company's registration statement on Form SB-2 filed June 10, 1996 as amended (Commission File No. 333-05599), and incorporated herein by reference.

ITEM 9.  UNDERTAKINGS

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                       i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                       ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                        iii. To include any additional or changed material
                             information with respect to the plan of
                             distribution.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Delray Beach, State of Florida, on the 11th day of March, 1997.


                                            WESTMARK GROUP HOLDINGS, INC.


                                            By /s/ MARK SCHAFTLEIN
                                            Mark Schaftlein, Chief
                                            Operating Officer


                                            By /s/ NORMAN BIRMINGHAM
                                            Norman Birmingham, Chief
                                            Financial Officer




                                 ----------------------------
    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE                             TITLE                    DATE


/s/ MARK SCHAFTLEIN                   Director                 March 11, 1997
    Mark Schaftlein


/s/ NORMAN J. BIRMINGHAM              Director                 March 11, 1997
    Norman J. Birmingham


/s/ PAYTON STORY                      Director                 March 11, 1997
    Payton Story